August 5, 2005

Anadys Pharmaceuticals, Inc.
3115 Merryfield Row
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the underwritten public offering by Anadys Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of up to 5,750,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), including 750,000 shares of common stock for which the underwriters have been granted an over-allotment option, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-124231) and the related Base Prospectus and Prospectus Supplement (collectively, the “Prospectus”) filed with the Securities and Exchange Commission. All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus, the Company’s certificate of incorporation and bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp

By: /s/ Thomas A. Coll

Thomas A. Coll

470455 v1/SD